EXHIBIT (j)(2)

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 143 to Registration Statement No. 033-00572 on Form N-1A of our report dated November 19, 2012, relating to the financial statements and financial highlights of the Eaton Vance AMT-Free Municipal Income Fund, one of the funds constituting Eaton Vance Mutual Funds Trust (the “Trust”), appearing in the Annual Report on Form N-CSR of the Trust for the period ended September 30, 2012, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

January 28, 2013